As filed with the Securities and Exchange Commission on May 14, 2014
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________
FORM S-8
REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933
________________________________

POTLATCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

82-0156045
(I.R.S. Employer Identification No.)

601 West First Avenue, Suite 1600
Spokane, WA 99201
(Address of principal executive offices) (Zip Code)
_________________________________
Potlatch Corporation 2014 Long-Term Incentive Plan
(Full title of the plan)
_________________________________
Lorrie D. Scott, Esq.
Vice President, General Counsel & Corporate Secretary
Potlatch Corporation
601 West First Avenue, Suite 1600
Spokane, WA 99201
(509) 835-1500
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒                                 Accelerated filer ☐

Non-accelerated filer ☐    (Do not check if a smaller reporting company)     Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value per share: To be issued under the Potlatch Corporation 2014 Long-Term Incentive Plan	1,000,000 shares (1)	$39.07	$39,070,000	$5,032

(1)
This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Potlatch Corporation 2014 Long-Term Incentive Plan described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $39.07 based on the average of the high ($39.39) and low ($38.75) sales prices of the Registrant's Common Stock on May 13, 2014 as reported for such date by The NASDAQ Global Select Market.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following additional documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 14, 2014 ;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on April 23, 2014;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on each of February 18, 2014, May 5, 2014, May 9, 2014 and May 13, 2014; and

(d)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on January 20, 2006, including any subsequent amendment or report filed for the purpose of updating such information.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.
Item 4.        Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
The legality of the securities offered hereby will be passed on for the Registrant by Lorrie D. Scott, Esq. Ms. Scott is Vice President, General Counsel and Corporate Secretary of the Registrant and at May 12, 2014 owned 13,834 shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred in connection therewith.

Article Seventh of the Registrant's Second Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
Article Seventh of the Registrant’s Second Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of Delaware law, cannot be eliminated.

The Registrant also maintains insurance policies, for itself and its subsidiaries, that insure its, and its subsidiaries’, officers and directors against certain liabilities. The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
Exhibit Number        Description

(5)	Opinion of Lorrie D. Scott Esq., Vice President, General Counsel and Corporate Secretary of the Registrant regarding the legality of the securities being registered.

(23)(a)	Consent of Independent Registered Public Accounting Firm.

(23)(b)	Consent of Lorrie D. Scott, Esq. (included in Exhibit (5)).

(24)	Power of Attorney (included on signature page to this Registration Statement).

(99)(a)*	Potlatch Corporation 2014 Long-Term Incentive Plan.

________________________________

*	Incorporated by reference to Appendix A filed with Registrant’s definitive proxy statement filed on Form DEF 14A on April 1, 2014.

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington on May 14, 2014.
POTLATCH CORPORATION

By:/s/ Michael J. Covey
Michael J. Covey,
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Michael J. Covey, Jerald W. Richards and Lorrie D. Scott, or any of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments, and any and all additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 14 day of May, 2014.

Name	Title

/s/ Michael J. Covey	Director and Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
Michael J. Covey
/s/ Eric J. Cremers	Director, President and Chief Operating Officer
Eric J. Cremers
/s/ Jerald W. Richards	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Jerald W. Richards
/s/ Boh A. Dickey	Director
Boh A. Dickey
/s/ William L. Driscoll	Director
William L. Driscoll
/s/ Charles P. Grenier	Director
Charles P. Grenier
/s/ John S. Moody	Director
John S. Moody
/s/ Lawrence S. Peiros	Director
Lawrence S. Peiros
/s/ Gregory L. Quesnel	Director
Gregory L. Quesnel

EXHIBIT INDEX

Exhibit Number	Description

(5)	Opinion of Lorrie D. Scott Esq., Vice President, General Counsel and Corporate Secretary of the Registrant regarding the legality of the securities being registered.

(23)(a)	Consent of Independent Registered Public Accounting Firm.

(23)(b)	Consent of Lorrie D. Scott, Esq. (included in Exhibit (5)).

(24)	Power of Attorney (included on signature page to this Registration Statement).

(99)(a)*	Potlatch Corporation 2014 Long-Term Incentive Plan.
________________________________

*	Incorporated by reference to Appendix A filed with Registrant’s definitive proxy statement filed on Form DEF 14A on April 1, 2005.

Exhibit (5)
[Letterhead of Potlatch Corporation]
May 14, 2014
Potlatch Corporation
601 West First Avenue
Suite 1600
Spokane, WA 99201

Re:    Registration on Form S-8 of Shares of Common Stock, par value $1.00 per share, of Potlatch Corporation

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 to be filed by Potlatch Corporation, a Delaware corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") on or about May 14, 2014 (the "Registration Statement") relating to the registration of 1,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), issuable pursuant to the Potlatch Corporation 2014 Long-Term Incentive Plan (the “Plan”).

I have examined and am familiar with the Registration Statement, the Plan and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing and giving regard to legal considerations I deem relevant, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plan as original issuance shares, upon due execution by the Company and registration by its registrar of Shares, the issuance thereof by the Company in accordance with the terms of the Plan and the receipt of consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit (5) to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lorrie D. Scott

Lorrie D. Scott
Vice President, General Counsel & Corporate Secretary

Exhibit (23)(a)
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Potlatch Corporation:

We consent to the use of our reports dated February 14, 2014, with respect to the consolidated balance sheets of Potlatch Corporation as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington
May 14, 2014